Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form F-4 of our report dated April 2, 2025 (which includes an explanatory paragraph relating to dMY Squared Technology Group, Inc.’s ability to continue as a going concern as well as the restatement of unaudited interim condensed financial statements) relating to the financial statements of dMY Squared Technology Group, Inc., as of December 31, 2024 and for the year then ended, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

January 29, 2026